Exhibit 10.29

Private & Confidential

Mike McClellan

September 19, 2017

Special Award

Dear Mike,

There are numerous reasons to believe in Teva and they start with people like you who are loyal, dedicated and professional. We are committed to maintaining a strong focus on our people, enhancing professional and leadership capabilities, while embracing a diverse range of perspectives.

We would like to recognize the critical role you play in Teva and to ensure your continued valuable contribution to the company’s future.

Therefore, we are pleased to inform you that you have been selected by the Board of Directors and its HR & Compensation Committee to receive a one-time Special Award.

The Special Award has a total value of approximately $202,500 divided among the following three components:

$67,500 in cash (pre-tax), 12,341 Options and 4,091 RSUs*.

50% of the cash award shall vest in September 2018; and 50% of the cash award shall vest in September 2019. The Options and RSUs shall vest in September 2019.

* Number of Options and RSUs were determined based on the fair values of Options and RSUs as of August 11, 2017 ($5.47 and $16.5 respectively). Please note that the fair value on grant date may differ and the final value of Options and RSUs on grant date shall be computed based on the number of units listed above.

The Special Award is subject to the terms and conditions set forth in the attached document, “Conditions for Special Award.”

We strongly believe in the company and in your contribution to its success. We look forward to your continued commitment towards Teva’s short and long-term strategic goals.

Sincerely,

/s/ Dr. Sol J. Barer	/s/ Dr. Yitzhak Peterburg

Dr. Sol J. Barer	Dr. Yitzhak Peterburg

Chairman of the Board of Directors	Interim President and Chief Executive Officer

Private & Confidential

Conditions for Special Award

•	The cash component is payable only if the employee is actively employed by the Company on the applicable vesting and payment date(s) set out in the Special Award letter. For the avoidance of doubt, notice period shall not be deemed as active employment.

•	The vested portion of the cash component shall be payable on the next regular payroll date immediately following the applicable vesting date.

•	The equity award will be subject to the terms and conditions of Teva’s 2015 Long-Term Equity-Based Incentive Plan (including any applicable sub-plans and the terms of the award agreement which may contain additional terms and conditions) (the “2015 Plan”).

•	Confidentiality is a condition to employee’s receipt of the Special Award to the maximum extent permitted by applicable law. Therefore, if employee discloses the details of the Special Award, the Company reserves the right to withhold the payment, unless prohibited by applicable law.

•	Please note that this letter does not constitute a contract of employment and/or an offer to enter into a contract of employment for any specific period of time.

•	The Special Award is a one-time special award. Receipt of all or part of the Special Award shall not in any way give rise to a right to receive the same or similar awards and/or payments in the future.

•	To the extent mandated by applicable law, the Special Award shall be subject to required withholdings and deductions.

•	The Special Award and any payment thereof shall not be taken into account for benefit contribution or severance calculation.